As filed with the Securities and Exchange Commission on January 6, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MSC INDUSTRIAL DIRECT CO., INC.

(Exact Name of Registrant as Specified in Its Charter)

NEW YORK	11-3289165
(State or other Jurisdiction of	(I.R.S Employer
Incorporation or Organization)	Identification Number)

75 Maxess Road, Melville, NY	11747
(Address of Principal Executive Offices)	(Zip Code)

MSC Industrial Direct Co., Inc.
2005 Omnibus Equity Plan

(Full Title of the Plan)

David Sandler	Copy to:
President and Chief Executive Officer	Eric M. Lerner, Esq.
MSC Industrial Direct Co., Inc.	Katten Muchin Rosenman LLP
75 Maxess Road	575 Madison Avenue
Melville, NY 11747	New York, New York 10022
(516) 812-2000 (Name, Address and Telephone Number of Agent for Service)	(212) 940-8800

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A Common Stock	3,000,000	(3)	$40.98	$122,940,000	$13,155	(4)

(1)          This Registration Statement also covers an indeterminate number of shares of MSC Industrial Direct Co., Inc. Class A Common Stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the 2005 Omnibus Equity Plan in accordance with Rule 416 under the Securities Act of 1933.

(2)          Estimated solely for the purpose of calculating the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Class A Common Stock as quoted on the New York Stock Exchange on January 4, 2006.

(3)          Shares to be issued, offered and sold under the MSC Industrial Direct Co., Inc. 2005 Omnibus Equity Plan consist of:  (i)  1,774,485  unused shares previously registered for issuance under the MSC Industrial Direct Co., Inc. 2001 Stock Option Plan (the “2001 Plan”) on March 11, 2002 (Registration No. 333-84124), (ii) 685,420 unused shares previously registered for issuance under the MSC Industrial Direct Co., Inc. 1998 Stock Option Plan (the “1998 Plan”) on February 13, 1998 (Registration No. 333-46273) and (iii) 540,095 unused shares previously registered for issuance under the MSC Industrial Direct Co., Inc. 1995             Stock Option Plan on April 5, 1996 (Registration No. 333-03256) (the “1995 Plan” and collectively with the 2001 Plan and the 1998 Plan, the “Prior Plans”).  Such unused shares may no longer be issued under the Prior Plans and may only be issued, offered and sold under the 2005 Omnibus Equity Plan.

(4)          Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the aggregate total registration fee of $13,155 is offset by the registration fee previously paid by MSC Industrial Direct Co., Inc. (the “Company”) with respect to unissued and unused shares of Class A Common Stock previously registered by the Company on the Registration Statement on Form S-8 (Registration No. 333-84124).  The amount of the registration fee was calculated as the difference between the aggregate registration fee of $13,155 (calculated based on the number of shares to be offered and sold under the 2005 Omnibus Equity Plan) less $3,713 which represents the portion of the registration fee associated with 1,774,485 deregistered shares that was previously paid in connection with the Registration Statement on Form S-8 (Registration No. 333-84124).  The Company is filing post-effective amendments to the Registration Statement on Form S-8 (Registration No. 333-84124) to deregister 1,774,485 unissued shares, the Registration Statement on Form S-8 (Registration No. 333-46273) to deregister 685,420 unissued shares and Registration Statement on Form S-8 (Registration No. 333-03256) to deregister 1,065,688 unissued shares contemporaneously with the filing of this Registration Statement.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) relates to the registration of 3,000,000 shares of Class A Common Stock $.001 par value (the “ Class A Common Stock”) of MSC Industrial Direct Co., Inc. (the “Company”) that may be issued under the 2005 Omnibus Equity Plan. The 3,000,000 shares of Class A Common Stock being registered under this Registration Statement are comprised of: (i) 1,774,485 unissued and unused shares of Class A Common Stock previously registered for the Company’s 2001 Stock Option Plan (the “2001 Plan”) on Registration Statement on Form S-8 (Registration No. 333-84124) filed on March 11, 2002, (ii) 685,420 unissued and unused shares of Class A Common Stock previously registered for the Company’s 1998 Stock Option Plan (the “1998 Plan”) on Registration Statement on Form S-8 (Registration No. 333-46273) filed on February 13, 1998 and (iii) 540,095 unissued and unused shares of Class A Common Stock previously registered for the Company’s 1995 Stock Option Plan on Registration Statement on Form S-8 (Registration No. 333-03256) filed on April 5, 1996 (the “1995 Plan” collectively with the 2001 Plan and the 1998 Plan, the “Prior Plans”).  None of such unissued and unused shares being registered hereunder relating to the Prior Plans may be issued under the Prior Plans; such 3,000,000 shares may only be issued, offered and sold under the 2005 Omnibus Equity Plan.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission’s Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Registration Statement is hereby filed to carry forward the $3,713 registration fee previously paid with respect to the 1,774,485 unissued shares of Class A Common Stock previously registered on Registration Statement on Form S-8 (Registration No. 333-84124).  The Company is filing post-effective amendments to the Registration Statement on Form S-8 (Registration No. 333-84124) to deregister 1,774,485 unissued shares of Class A Common Stock, the Registration Statement on Form S-8 (Registration No. 333-46273) to deregister 685,420 unissued shares of Class A Common Stock and the Registration Statement on Form S-8 (Registration No. 333-03256) to deregister 1,065,688 unissued shares of Class A Common Stock contemporaneously with the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*                                         The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified in Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, files reports and other information with the Commission.  The following documents, or portions thereof, filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference in this Registration Statement:

a.               The Company’s Annual Report on Form 10-K for the fiscal year ended August 27, 2005;

b.              The Company’s Current Report on Form 8-K filed on December 27, 2005;

c.               The Company’s Current Report on Form 8-K filed on January 4, 2006;

d.              The Company’s Current Report on Form 8-K filed on January 5, 2006;

e.               The Company’s Quarterly Report on Form 10-Q for the period ended November 26, 2005; and

f.                 The information in respect of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 8, 1995.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not Applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

A certain partner of Katten Muchin Rosenman LLP which serves as counsel to the Company owns 1,500 shares of the Company’s Class A Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article EIGHTH of the Company’s Certificate of Incorporation and Section 722 of the New York Business Corporation Law, as amended, the law of the state in which the Company is incorporated, empowers a corporation, within certain limitations, to indemnify any person who served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Article SEVENTH of the Company’s Certificate of Incorporation, provides:

No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that nothing contained in this Article SEVENTH shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719, or its successor, of the New York Business Corporation Law.

The Company has obtained insurance for the protection of its directors and officers against any liability asserted against them in their official capacities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.  EXHIBITS

Exhibit No.	Description

4.1	Specimen of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.01 of the Company’s Registration Statement on S-1 (Registration No. 33-98832), as amended).

4.2	MSC Industrial Direct Co., Inc. 2005 Omnibus Equity Plan (incorporated by reference to the Company’s Definitive Proxy Statement filed on December 2, 2005).

5.1	Opinion of Katten Muchin Rosenman LLP.*

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on page S-1).*

* filed herewith

ITEM 9.  UNDERTAKINGS

The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Melville, State of New York, on this 6th day of January, 2006.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ David Sandler
David Sandler
President and
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints David Sandler, Charles Boehlke, and Shelley Boxer each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Mitchell Jacobson	Chairman of the Board of Directors	January 6, 2006
Mitchell Jacobson

/s/ David Sandler	President, Chief Executive Officer and Director	January 6, 2006
David Sandler

/s/ Charles Boehlke	Executive Vice President, Chief Financial Officer and Director	January 6, 2006
Charles Boehlke

S-1

/s/ Roger Fradin	Director	January 6, 2006
Roger Fradin

/s/ Denis Kelly	Director	January 6, 2006
Denis Kelly

/s/ Raymond Langton	Director	January 6, 2006
Raymond Langton

/s/ Philip Peller	Director	January 6, 2006
Philip Peller

/s/ Shelley Boxer	Vice-President, Finance	January 6, 2006
Shelley Boxer

S-2